UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007 (September 10, 2007)

FACE PRINT GLOBAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-51853	33-0619256
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 N. Ricewood Avenue Fresno, California	93711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (559) 435-4363

1111 E. Herndon Ave., Suite 115 Fresno, California 93720
___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Face Print Global Solutions, Inc. (the “Registrant” or “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of the Registrant’s Form 10-KSB entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 3.02  Unregistered Sales of Equity Securities

On September 10, 2007, the Company issued 9,476,050 shares of common stock to Richardson & Patel LLP for legal services rendered to the Company. The services were valued at $189,521 and paid in shares at a rate of $0.02 per share. These securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

On September 14, 2007, the Company issued 9,398,570 shares of common stock to Pierre Cote for services rendered to the Company. The services were valued at $187,975 and paid in shares at a rate of $0.02 per share. These securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

On September 17, 2007, the Company issued 1,715,000 shares of common stock to Jean Houle, as repayment of outstanding debt owed by the Company. The loans were valued at $34,300 and paid in shares at a rate of $0.02 per share. These securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b)  Resignation of Principal Officers and Directors

Effective October 12, 2007, Mr. Pierre Cote resigned as the Company’s Chief Executive and Chairman of the Board of Directors.

There were no disagreements between Mr. Cote and any officer or director of the Company. The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Cote and informed him that he may furnish the Company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the Company requests that he provide the respects in which he does not agree with the disclosures. The Company will undertake to file any letter received from Mr. Cote, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(c)  Appointment of Officers

Upon the resignation of Mr. Cote, Mr. Jean Houle was appointed as interim Chief Executive Officer and interim Principal Financial Officer of the Company effective October 12, 2007.

Mr. Houle, age 42, has been a director of the Company since 2005. Mr. Houle holds a technical degree in computer sciences from Sherbrooke College (Canada) and has vast experience in business management, software development, computer systems analysis and cash register interfaces.  In 1991, he joined U.S. Farm Systems, a California-based manufacturer of dairy waste handling equipment. Presently, he is the Chief Operating Officer of U.S. Farm Systems, where he led in the expansion of the company, which grew from 12 employees and $1.2 million in sales to over 60 employees and $9.5 million in sales.

Mr. Houle does not hold any other directorship in any other reporting company.

There are no family relationships among the directors or executive officers.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Houle is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Houle or modification thereto, under any such plan, contract or arrangement in connection with any such event.

The Company has not entered into, adopted, or otherwise commenced a material compensatory plan, contract or arrangement (whether or not written), as to which the Company’s principal executive officer participates or is a party, or such compensatory plan, contract or arrangement is materially amended or modified, or a material grant or award under such plan, contract or arrangement to any such person is made or materially modified.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exh. No.	Description

10.1	Letter of Resignation, dated October 10, 2007 and signed by Pierre Cote

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACE PRING GLOBAL SOLUTIONS, INC.
(Registrant)
Date: October 12, 2007
/s/ Pierre Cote
Pierre Cote, Chief Executive Officer